CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this "Agreement"), effective as of November 1, 2026 (the "Effective Date"), among ZeroStack Corp., (f/k/a Flora Growth Corp.), a corporation incorporated under the laws of Ontario, Canada (the "Company"), Dany Vaiman, in his individual capacity ("Mr. Vaiman"), and Summer 366 Holdings LLC, a Puerto Rico limited liability company that is controlled by Mr. Vaiman ("Summer 366" and, together with Mr. Vaiman, the "Contractors"). Each is a "Party" and together they are the "Parties."

WHEREAS, the Contractors specialize in providing Chief Financial Officer consulting and operational related services;

WHEREAS, both Summer 366 and Dany Vaiman will be providing Chief Financial Officer consulting and operational services to the Company with Dany Vaiman, in his personal capacity, continuing to serve as the Company's duly appointed and sole Chief Financial Officer;

WHEREAS, the Contractors intend to provide certain eligible export services from Puerto Rico to the Company and have applied for a tax exemption grant under Act 60-2019, as amended, known as the Puerto Rico Incentives Code ("Act 60"), with Mr. Vaiman and Summer 366 as co-grantees thereunder; and

WHEREAS, the Parties intend that the Services (as defined below) contemplated by this Agreement be performed in a manner consistent with the Contractors' intended operations as export service providers under Act 60, to the extent applicable.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1) Term: The term begins on the Effective Date and continues for twelve years , unless earlier terminated under the Termination section (the "Term"). It renews for successive one-year periods unless a Party gives at least sixty (60) days' written notice of nonrenewal.

2) Scope of Services: The Company engages the Contractors to  act as non-exclusive consultants to provide the Chief Financial Officer and consulting services specified in Schedule A (the "Services"). Schedule A may be amended from time to time to provide for additional Services and the elimination of certain Services upon the mutual agreement of the parties hereto.

The Contractors will perform or cause to be performed the Services in a timely, efficient and workmanlike manner. The Contractor identified for a workstream (the "Performing Contractor") shall be responsible for its performance and entitled to its compensation. Mr. Vaiman shall be the principal individual providing the Services, including when acting through Summer 366. Mr. Vaiman does not personally guarantee Summer 366's other obligations solely by signing this Agreement. Each Contractor is responsible for its own breaches, and nothing herein shall otherwise impose joint and several liability on the Contractors.

The Performing Contractor shall render the Services diligently, competently, in good faith, and with the professional care reasonably expected for comparable services. The Company may establish desired results, deliverables, budgets, reporting requirements, and reasonable deadlines, but shall not control the means and methods of performance. Any changes to the scope and compensation require the written consent of the Parties.

Consulting Service Agreement

Mr. Vaiman shall remain personally involved in the material executive and advisory Services. The Performing Contractor may engage employees, subcontractors or qualified assistants at its own expense, subject to Company approval, not unreasonably withheld, before any delegation of material duties or access to confidential systems.

Notwithstanding anything to the contrary in this Agreement, the Contractors shall not be obligated to, and shall not, take any action that the Company directs the Contractors to take  which could reasonably be expected to result in a violation or breach of the Company's organizational documents, licenses or existing contractual agreements with other parties.

Notwithstanding anything to the contrary in this Agreement, the Contractors shall not have authority to incur, assume, guarantee, or otherwise create any indebtedness, obligation, or liability on behalf of any Company, nor to take or cause any person or entity to take any action that would reasonably be expected to have a material adverse effect on the assets, business, or financial condition of such Company; provided that nothing in this sentence shall be deemed to limit, restrict or otherwise affect any authority vested in Dany Vaiman in his capacity as Chief Financial Officer of the Company.

The Contractors shall perform the Services with the reasonable skill, care, and diligence ordinarily exercised by competent independent professionals providing comparable services. No business result, financing outcome, tax benefit, or investment return is guaranteed. Only reasonable information-security, confidentiality, and site-safety requirements supplied in writing before execution and expressly accepted by the affected Contractor apply, together with later requirements mandated by applicable law. The Company may not unilaterally change compensation, scope, methods, hours, or the independent nature of the relationship through policies or directives.

Subject to agreed deliverables and reasonable coordination deadlines, each Contractor controls the manner, means, sequence, working time, and staffing of its Services. The Company may assess deliverables against agreed specifications, but may not supervise day-to-day methods, prescribe working hours, require leave approval, or train the Contractors as employees. Each Contractor may serve other clients and advertise its business. Summer 366 may use Mr. Vaiman and other qualified personnel.

The Contractors shall render the Services primarily at the Contractor's location of preference, but will, upon request of the Company or as necessary to perform the Services, provide the Services at the Company's offices, or such other locations as reasonably requested by the Company.

Each Contractor shall ordinarily procure and maintain its own general-purpose business equipment, supplies, and workspace. The Company shall provide, at its expense, access to Company data, systems, proprietary software, and special equipment reasonably required solely for the engagement, without acquiring control over the Contractors' methods. Additional Company-specific expenditure requires reimbursement under the Expenses section.

Consulting Service Agreement

The Contractors operate on their own account and are not entitled solely by reason of the Services to employee benefits, except as expressly agreed.

For purposes of the ZeroStack Corp. 2022 Incentive Compensation Plan, formerly known as the Flora Growth Corp. 2022 Incentive Compensation Plan, as amended (the "Incentive Plan"), and the stock option award agreements between Mr. Vaiman and the Company governing the options granted on December 19, 2025, under the name Flora Growth Corp., and May 5, 2026, under the name of the Company and all agreements pertaining to Stock Appreciation Rights (collectively, the "Option Agreements," and the options granted thereunder, the "Options"), the Services personally performed by Mr. Vaiman, whether individually or through Summer 366, shall constitute "Continuous Service" under the Incentive Plan and the Option Agreements, including for purposes of the continued vesting and exercisability of the Options.

3) Nature of the Relationship: The Contractors will be independent contractors, and it is intended that the Contractors will act here under as such. Nothing in this Agreement will be construed as creating a relationship between the Contractors and the Company as agents and principal or as employer and employees, respectively.  No taxes will be taken out of the Contractors compensation, except as required by law. The Contractors represent that they have filed or will file all of their tax returns as they have their own business and will be paying all of their taxes, as well as for any additional coverage the Contractors deem appropriate in the execution of this Agreement.

The Company acknowledges and agrees that, for purposes of the Incentive Plan and the Option Agreements, including the vesting and exercisability of the options granted thereunder, services performed by Mr. Vaiman for the Company or a related entity, as defined in the Incentive Plan, in his individual capacity as a Contractor, or performed through Summer 366 pursuant to this Agreement or another authorized services arrangement, shall constitute his Continuous Service. His transition from employee or officer to Contractor, shall not, by itself, constitute a cessation or interruption of Continuous Service or trigger any forfeiture, termination of an option, or commencement of a post-termination exercise period, provided that he continues to perform such services in accordance with the applicable arrangement.

The Company shall obtain any approval or determination of the Committee administering the Incentive Plan or other authorized corporate body, and execute any separate amendment to the Option Agreements required to give effect to this acknowledgment. Recognition of Continuous Service for these purposes does not alter the independent contractor relationship established herein or constitute a representation regarding the tax treatment of any option.

Each Contractor shall maintain workers' accident compensation and other insurance only to the extent legally required for its own business and personnel. Evidence of coverage, or of a legally applicable exemption, shall be provided on reasonable request. No Company-discretionary insurance approval is a condition to payment for Services actually rendered. The Company remains responsible for insurance obligations imposed on it by law and for its own personnel.

Each Contractor shall maintain the permits, authorizations, and professional licenses, if any, legally required for its own business and the Services it performs.

Consulting Service Agreement

Each Contractor shall obtain and maintain an employer identification number and Puerto Rico Merchant's Registration Certificate to the extent required for its activities and shall provide appropriate evidence on reasonable request. Any sales and use tax treatment depends on applicable law and documented exemptions; this Agreement itself grants no exemption.

Mr. Vaiman represents that he is a Canadian citizen and, as of the Effective Date, is authorized under applicable U.S. immigration law to work in the United States, including Puerto Rico, and to perform the Services in the capacities contemplated by this Agreement, both individually and through Summer 366. He shall maintain any authorization required for his performance of the Services during the Term and promptly notify the Company of any material change affecting that authorization.

To the fullest extent permitted by law, the Company shall defend, indemnify, and hold harmless each Contractor and its personnel against third-party claims, liabilities, and reasonable legal costs arising from Company-provided data, materials, or instructions; the Company's business or regulatory noncompliance; its breach of this Agreement; or Services lawfully performed in good faith within the agreed scope, except to the extent finally determined to result from the protected person's fraud, willful misconduct, or material breach.

4) Compensation:

a) Base Fee. In consideration for the performance of the duties and provision of the Services under this Agreement, the Contractors shall be entitled to receive from the Company a fee (the "Base Fee") in an amount of US$350,000, or such other amount as determined on a reasonable basis as may be agreed upon by the Contractors and the Company from time to time, payable on a monthly basis. Of each monthly Base Fee, US$50,000 is payable to Mr. Vaiman and US$300,000 to Summer 366.  Partial months are prorated by calendar days. Payment is for the agreed scope and reserved capacity, not employee attendance or a minimum number of hours. The Company's failure to request work within that scope does not reduce the Base Fee. Any increase in scope or reduction in fees requires the affected Contractor's signed agreement. Annual review shall not result in a unilateral reduction.

b) Performance Bonus. For each calendar year, each Contractor shall be entitled to a target bonus of US$350,000, with a maximum bonus of US$700,000. The performance measures, weights, threshold, target and maximum achievement levels, and payout formula shall be agreed in Schedule B before the performance period begins. If the Company fails to agree or supply objective measures by that date, the target bonus is earned for that year, prorated for a partial year of Services. The Company shall not retroactively amend targets or exercise downward discretion after performance. The bonus earned is payable within sixty days after year-end, whether or not the engagement then continues.

c) New Equity Compensation. In addition to the Base Fee and Performance Bonus, the Contractors shall be eligible to receive equity-based compensation for the Services, as may be agreed in writing with the Company and subject to any required corporate approvals. Any such compensation shall be awarded to the applicable Contractor pursuant to a separate stock option or other equity award agreement and shall be subject to the terms and conditions of that agreement and any other documents incorporated therein. Nothing in this Agreement shall amend, supersede, or otherwise impair the rights or obligations established under that award agreement.

Consulting Service Agreement

d) Existing Equity Awards. Mr. Vaiman's rights with respect to the Options under the applicable Option Agreements and the Incentive Plan shall remain in effect, including continued vesting and exercisability based on the recognition of the Services as Continuous Service as described herein. Such rights are separate from, and shall not be limited by, any New Equity Compensation awarded as stated in this Agreement.

e) Invoicing and Records. Each Contractor shall issue its own monthly invoice, identifying its Services, service period, beneficiary, and separately allocated fees, bonus, and other compensation. The Contractors shall maintain reasonable contemporaneous records of the person and capacity performing the work, location and dates of performance, deliverables, and time or other support for a reasonable allocation. These records are for substantiation and tax compliance, not employee supervision.

Compensation earned as an employee, including any period of employment after relocation to Puerto Rico, remains governed by the applicable employment arrangements and applicable law. This Agreement does not retroactively convert employment services, accrued wages, employee bonuses, benefits, or employment termination entitlements into independent services income. No release from existing employment rights is given herein.

5) Taxes, Withholding and Reporting: Each Contractor is responsible for taxes legally imposed on its own income and for its own required returns and personnel obligations. The Company is responsible for its own taxes, legally required employer contributions, withholding, remittance, and information reporting. The Parties agree that payments made by the Company to the Contractors for the Services should not be subject to income tax withholding at source under the Puerto Rico Internal Revenue Code of 2011, as amended (the "Code"), to the extent the Company is not engaged in a trade or business or in the production of income in Puerto Rico. If withholding is otherwise required by applicable law, the Company shall make such withholding after giving effect to any applicable valid waiver or exemption certificate. The Company agrees to pay the amount of any sales, use, excise or similar taxes applicable to the performance of the Services, if any.

6) Expenses: The Company shall reimburse reasonable, documented out-of-pocket expenses, expenses approved in writing, and reasonable expenses necessarily incurred at its express request, including agreed travel. Approval shall not be unreasonably withheld or delayed. Emergency expenditures reasonably necessary to prevent imminent material harm shall be reimbursed if promptly notified and documented. Reimbursement is due within fifteen (15) days after submission and is not conditional on renewal or payment of another invoice. Ordinary business overhead remains the Contractors' responsibility.

7) Termination: This Agreement may terminate only as provided below. All notices must comply with the Notices section. The Company bears the burden of establishing Cause and shall state the specific grounds and supporting facts in its notice. A disputed assertion of Cause does not permit withholding accrued compensation.

a) Upon expiration of the Term following timely nonrenewal notice. Nonrenewal by the Company shall be treated as termination without Cause for the protective payments and equity treatment below. Nonrenewal initiated by the Contractors without Good Reason carries only the accrued entitlements specified below.

Consulting Service Agreement

b) The Company may terminate without Cause, including for financial, economic, restructuring, or change-of-control reasons, only on at least thirty (30) days' prior written notice. It may waive Services during that notice period but must continue the Base Fee and contractual vesting through its expiration, subject to required award approvals. If it ends the relationship earlier, it shall pay the unpaid Base Fee for the balance of that notice period in addition to the separate termination payment below, without double recovery of the same notice-period fees.

c) The Company may terminate for "Cause" only for the affected Contractor's willful and material breach of this Agreement that remains uncured thirty (30) days after detailed written notice, or that Contractor's fraud, embezzlement, or willful misconduct directly relating to the Services and causing material harm to the Company. A breach reasonably requiring longer to cure is not Cause if cure begins within thirty (30) days and is diligently completed within a further thirty (30) days. Good-faith professional judgment, a lawful refusal of instructions, failure to achieve business or bonus targets, disability, and a tax authority's disagreement with the structure are not Cause. Another Contractor's conduct is not imputed solely by reason of affiliation.

d) Immediate termination is permitted only for non-curable fraud, embezzlement, or willful misconduct satisfying the Cause definition, supported by documented facts and detailed written notice. The Company may suspend access during a reasonable investigation but shall continue fees and contractual vesting unless and until Cause is established, subject to required award approvals. No investigation or suspension may be used to manufacture a forfeiture or postpone accrued payment.

e) The Contractors may terminate for convenience on thirty (30) days' written notice, or immediately for material nonpayment continuing ten (10) business days after written demand, or for Good Reason under the procedure below. They may suspend affected Services on the same nonpayment notice without breach. "Good Reason" means, without the affected Contractor's written consent, a material reduction of agreed compensation or equity rights; a material adverse change of scope, independence, or Puerto Rico-based performance; a requirement to undertake unlawful activity or employee/officer duties as export Services; or another material Company breach. Good Reason requires notice within ninety (90) days after discovery, thirty (30) days for Company cure, and termination within thirty (30) days after the cure period ends. A termination for uncured nonpayment satisfying this procedure is for Good Reason. No Contractor must continue unlawful activity while a cure period runs.

f) Accrued entitlements on every termination. Within fifteen (15) days after actual cessation of Services, the Company shall pay all unpaid Base Fees through the termination date, earned prior-period bonuses, reimbursable expenses, and other accrued cash entitlements. It shall also pay the current-year earned performance bonus prorated by calendar days of Services, within thirty (30) days after termination. Vested equity is not forfeited merely because this Agreement ends; the applicable exercise and settlement terms remain effective. These amounts are payable on resignation, Cause, expiration, death, or disability and are not conditioned on a release, transition work, return of materials, or continued engagement. No duplicate recovery is allowed for the same item.

Consulting Service Agreement

g) Protected termination payment. If the Company terminates without Cause or elects nonrenewal, or the Contractors terminate for Good Reason, the Company shall, in addition to accrued entitlements and notice-period fees, pay each Contractor a lump sum equal to US$1,000,000. The payment is due within thirty (30) days after actual termination, subject only to legally required tax timing.

8) Confidentiality: Each receiving Party shall protect nonpublic business, technical, financial, personal, and proprietary information disclosed by another Party in connection with this Agreement that is identified as confidential or reasonably understood to be confidential ("Confidential Information"). This includes the Contractors' proprietary methods, pricing, business information, and tax and financial records as well as the Company's protected information. The receiving Party shall use reasonable care, at least equivalent to the care used for its own similar information, and use the information only for this engagement or to exercise or protect its rights.

Confidential Information excludes information demonstrably public without breach, previously lawfully known without restriction, independently developed without use of protected information, or lawfully received from a third party without confidentiality duty. Disclosure is permitted to personnel, subcontractors, legal and financial advisers, insurers, and financing sources with a need to know and appropriate confidentiality duties; as legally compelled, with lawful advance notice and reasonable protective cooperation; and to tax, incentive, securities, immigration, and other regulators as reasonably necessary or legally required. No Party needs consent to report suspected legal violations, communicate with an authority, cooperate in an investigation, or make another protected disclosure. No provision limits any legally protected whistleblower award or requires prior notice of protected reporting.

These confidentiality duties continue during the Term and for three (3) years thereafter, except that trade secrets remain protected while legally qualifying as such, and personal data remains protected as required by law. These duties do not restrict general professional skill, experience, or knowledge that does not disclose protected information. The statutory trade-secret immunity notices below remain applicable.

The Contractors shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

If the Contractors file a lawsuit for retaliation for reporting a suspected violation of law, they may disclose the trade secret to their attorney and use the trade secret information in the court proceeding if they (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret except pursuant to court order.

9) Return of Materials and Intellectual Property: On termination and reasonable written request, each Party shall return or securely delete another Party's Confidential Information, except records reasonably retained for law, tax compliance, insurance, professional standards, or enforcement of rights, and routine backups not readily separable, all remaining subject to confidentiality. The Company owns its pre-existing materials. Each Contractor retains its pre-existing and independently developed tools, templates, models, methods, know-how, software, and improvements of general application ("Background Materials"). On full payment, the Company owns final deliverables created specifically for the Services, excluding Background Materials, which it may use only as embedded in those deliverables for its internal business.

Consulting Service Agreement

10) Conflicts of Interest: Each Contractor shall disclose a potential or actual material conflict that would prevent lawful performance of its agreed Services or require misuse of another's Confidential Information. Providing services to another business, including a competitor, is not by itself a prohibited conflict. The Parties shall seek a reasonable information barrier, scope adjustment, or other accommodation before restricting an engagement. No exclusivity, noncompetition, no solicitation, or general duty of loyalty is created by this Agreement. Duties lawfully arising from a separate corporate office, if any, are not waived or converted into independent Services by this provision.

11) Compliance with Laws: Each Party shall comply with laws applicable to its own business and obligations under this Agreement.

12) Obligations to Others: To each Contractor's knowledge, no agreement prevents its lawful performance of the Services. Disclosed employment, officer roles, and pre-existing equity arrangements remain in effect according to their own terms unless separately amended. No Contractor shall use another person's confidential information without authority.

13) Notices

All notices shall be in writing and delivered personally by nationally recognized courier with delivery confirmation, or by email to the designated addresses below. Notice is effective on actual delivery; email received after 5:00 p.m. Puerto Rico time or on a nonbusiness day is effective the next business day, provided no delivery-failure message is received. Termination, breach, and Good Reason notices shall be emailed and also delivered personally or by courier; they are effective on the earlier confirmed receipt. A Party may update its contact details by notice. "Business day" means a day other than Saturday, Sunday, or a Puerto Rico public holiday. Unless expressly specified as business days, periods are calendar days.

To the Company	To the Contractors
Name: ZEROSTACK CORP.; Attention: Daniel Reis-Faria, CEO Postal Address: 2626 Cole Ave, Suite 300, Dallas, Texas, 75204, USA. E-mail: daniel.faria@zerostack.ai Telephone:	DANY VAIMAN Postal Address: Tel: Email: SUMMER 366 HOLDINGS LLC Attention: Dany Vaiman Postal Address: Tel: Email:

Consulting Service Agreement

14) Assignment: The Contractors may allocate or delegate Services between themselves as specified herein without further consent. Other assignments require consent not unreasonably withheld, conditioned, or delayed. The Company may not assign this Agreement without the Contractors' written consent and the successor's written assumption of all obligations; no assignment releases the Company without an express signed release. A merger, asset sale, or other succession shall preserve compensation and equity protections. Failure to procure assumption is a material breach and may constitute Good Reason.

15) Governing Law: This Agreement is governed by the substantive laws of the Commonwealth of Puerto Rico, without regard to conflicts rules, subject to applicable mandatory federal law. Nothing displaces nonwaivable rights or the governing law of a separate existing equity award, employment arrangement, or decree. Amendments to any such instrument require the approvals and formalities governing that instrument; this Agreement alone does not amend a nonparty issuer's obligations.

16)  Survivorship: The Parties agree that the provisions of Sections 3, 5, 7(f), 7(g), 8, 9, and 15, as well as the Company's obligation to pay any compensation, reimbursable expenses, termination payments, or other amounts due pursuant to this Agreement, shall survive termination or expiration of this Agreement. Any other rights or obligations that by their nature are intended to survive termination or expiration shall also survive to the extent necessary to give them effect.

17) Entire Agreement: This Agreement and its completed, signed Schedules A and B contain the agreement concerning the Services.  Amendments require the affected Parties' signatures and any issuer or corporate approval legally required. The Parties may sign in counterparts and by legally effective electronic signature. This Agreement does not release accrued rights or amend any existing employment agreement, equity award, or plan unless expressly stated in a separately executed amendment.

18)  Binding Agreement: This Agreement shall be binding on and inure to the benefit of the Company and their successors and assigns and the Contractors and its heirs, administrators, executors, successors and assigns.

19)  Severability: If any term or provision of this Agreement shall be found to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary by the adjudication to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the Parties set forth in this Agreement.

[Signature page follows]

Consulting Service Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above written.

ZEROSTACK CORP.

By:/s/ Daniel Reis-Faria

Name: Daniel Reis-Faria

Title: CEO

DANY VAIMAN

By: /s/ Dany Vaiman

Name: Dany Vaiman

Capacity: Individual; solely for his several obligations

SUMMER 366 HOLDINGS LLC

By: /s/ Dany Vaiman

Name: Dany Vaiman

Title: Sole Member

SCHEDULE A

Services and Disclosures

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SCHEDULE B

Bonus Particulars

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